Exhibit 12

Senator and Cannae Initiate Written Consent Process to Be Able to Remove and Replace

Directors at CoreLogic

Providing Safeguard to Ensure CoreLogic Runs a Legitimate Sales Process to Maximize Value for

Shareholders

Deliver Request to Company to Set a Record Date for Potential Action by Written Consent

NEW YORK & LAS VEGAS, November 23, 2020 – Senator Investment Group LP (“Senator”) and Cannae Holdings, Inc. (NYSE: CNNE), (“Cannae”), today announced that they have delivered a request to CoreLogic, Inc. (“the Company”) (NYSE:CLGX) to set a record date in connection with a potential solicitation of written consents to remove and replace directors at the Company.

Senator and Cannae issued the following statement:

“We are hopeful that CoreLogic’s Board will heed the clear mandate shareholders expressed at the November 17th Special Meeting of Stockholders and engage in good faith with all bidders to maximize value. However, given the recent track record of the Company, we believe it is necessary for shareholders to have a safeguard in place.

The submission of this record date request ensures we can act promptly by written consent to hold the Company accountable if there continue to be unexplainable delays in the process or if we learn the Board is not acting in the best interests of shareholders. If this step is required, we would be in position to move forward as early as December to seek to remove and replace six directors. Following the announcement today of our three nominees — W. Steve Albrecht, Wendy Lane and Henry W. “Jay” Winship — being added to the Board, this approach would give shareholders the chance to ensure a majority of the Board would be newly added and fully independent.

We intend to remain one of the largest shareholders of CoreLogic at least through the announcement of a transaction agreement being reached – though we plan to reduce our economic position as part of our ongoing portfolio management. We look forward to helping deliver the best possible outcome for all CoreLogic shareholders and providing a critical reassurance that a fair and comprehensive sales process occurs.”

Visit www.UnlockingCoreLogic.com for more information.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Senator Investment Group LP, Cannae Holdings, Inc. and the other Participants (as defined below) may file a preliminary consent statement and accompanying consent card with the Securities and Exchange Commission (the “SEC”) to be used to solicit written consents with respect a series of proposals (the “Proposals”) in order to remove and elect or appoint up to six members of the Board of Directors of CoreLogic, Inc., a Delaware corporation (the “Company”). If the Participants file any such definitive consent statement with the SEC, the Participants will mail such definitive consent statement and a consent card to each stockholder entitled to deliver written consents with respect to the Proposals.

The participants in the consent solicitation are (i) Senator Investment Group LP (“Senator”), the investment manager of the Senator Funds (as defined below), (ii) Senator Management LLC (“Senator GP”), the general partner of Senator, (iii) Senator GP LLC (“Senator GP LLC”), the general partner of SGOM (as defined below) and SFH (as defined below), (iv) Senator Master GP LLC (“Senator Master GP”), the general partner of SFS (as defined below), (v) Mr. Douglas Silverman (“Mr. Silverman”), the Chief Executive Officer of Senator, (vi) Senator Focused Strategies LP (“SFS”), (vii) Senator Focused Holdings LP (“SFH”), (viii) Senator Global Opportunity Master Fund LP (“SGOM” and, together with SFS and SFH, the “Senator Funds”), (ix) Cannae Holdings, Inc. (“Cannae”), (x) Cannae Holdings, LLC (“Cannae Holdings”), a wholly-owned subsidiary of Cannae, (xi) Martina Lewis Bradford (xii) Gail Landis, (xiii) Ryan McKendrick, (xiv) Katherine “KT” Rabin, (xv) Sreekanth Ravi and (xvi) Lisa Wardell (collectively, the “Participants”).

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT STATEMENT AND OTHER CONSENT MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH CONSENT MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

As of the date hereof, (i) SFS directly owns 1,881,180 shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”), (ii) SGOM directly owns 3,838,155 shares of Common Stock and (iii) SFH directly owns 1,314,665 shares of Common Stock. Additionally, as of the date hereof, SFS is party to cash-settled total return swaps referencing 3,807,434 shares of Common Stock in the aggregate and total return swaps referencing 121,090 shares of Common Stock in the aggregate.

As described in the Schedule 13D to be filed with the SEC by Senator, Cannae and certain of their respective affiliates with respect to the Company, each of Senator, Senator GP, Senator GP LLC, Senator Master GP, Mr. Silverman, Cannae and Cannae Holdings may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) 7,155,090 shares of Common Stock (the “Shares”) and, therefore, each such Participant may be deemed to be the beneficial owner of all of the Shares. The Shares collectively represent approximately 9.20% of the outstanding shares of Common Stock based on 77,778,688 shares of Common Stock outstanding as of October 28, 2020, as reported in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 4, 2020.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities or a recommendation to buy or sell any securities.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, changes in the financial markets and changes in the conditions resulting from the outbreak of a pandemic such as the novel COVID-19 (“COVID-19”); the overall impact of the outbreak of COVID-19 and measures to curb its spread, including the effect of governmental or voluntary mitigation measures such as business shutdowns, social distancing, and stay-at-home orders; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; risks associated with our split-off from Fidelity National Financial, Inc., including limitations on our strategic and operating flexibility related to the tax-free nature of the split-off and the Investment Company Act of 1940; and risks and uncertainties related to the success of our externalization.

This press release should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Cannae’s Form 10-Q, 10-K and other filings with the Securities and Exchange Commission.

Investor Contact:

D.F. King & Co., Inc.

Edward McCarthy / Geoffrey Weinberg

emccarthy@dfking.com / gweinberg@dfking.com

(212) 269-5550

Media Contact:

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com